Exhibit 10.2

Navient Corporation 2014 Omnibus Incentive Plan
Restricted Stock Unit Agreement

Pursuant to the terms and conditions of the Navient Corporation 2014 Omnibus Incentive Plan, amended and restated as of May 24, 2018 (the “Plan”), the Compensation and Personnel Committee (the “Committee”) of the Navient Corporation Board of Directors (the “Board”) hereby grants to __________________ (the “Grantee”) on ______________, 2019 (the “Grant Date”) an award (the “Award”) of __________ Restricted Stock Units (“RSUs”), which represent the right to acquire shares of common stock of Navient Corporation (the “Corporation”) subject to the following terms and conditions of this Restricted Stock Unit Agreement (the “Agreement”):

1.

Vesting Schedule.  Unless vested earlier as set forth below, the Award will vest, and will be converted into shares of common stock, in one-third increments the first, second, and third anniversary of the Grant Date.

2.

Employment Termination; Death; Disability.  Except as provided below, if the Grantee ceases to be an employee of the Corporation (or a Subsidiary) for any reason, he/she shall forfeit any portion of the Award that has not vested as of the date of such termination of employment.

If not previously vested, the Award will continue to vest, and will be converted into shares of common stock, on the original vesting terms and vesting dates set forth above in the event that (i) the Grantee’s employment is terminated by the Corporation (or a Subsidiary) for any reason other than for Cause, or (ii) the Grantee voluntarily ceases to be an employee of the Corporation (or a Subsidiary) due to Retirement.

If not previously vested, the Award will vest, and will be converted into shares of common stock, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)).

The Award shall be forfeited upon termination of employment due to Cause.

3.	Change in Control. Notwithstanding anything to the contrary in this Agreement:
(a)

In the event of a Change in Control described in clause (b) of the definition thereof in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, then any portion of the Award that is not vested shall become 100 percent vested, and shall be converted into shares of common stock as of immediately prior to the consummation of the Change in Control.

(b)

In the event of either (x) a Change in Control described in clause (a) of the definition thereof, or (y) a Change in Control described in clause (b) of the definition thereof in which the acquiring or surviving company in the transaction assumes or continues outstanding Awards, then no acceleration of vesting shall occur upon such Change in Control, and the Award shall continue to vest in accordance with Section 1 hereof; provided, however, that if Grantee’s employment shall terminate within twenty-four months following such Change in Control for any reason other than (i) by the Corporation (or a Subsidiary), or the surviving or acquiring entity in the transaction (as the case may be), for Cause, or (ii) by Grantee’s voluntary termination of employment that is not a Retirement or a termination of employment for Good Reason, any portion of the Award not previously vested shall immediately become vested, and shall be converted into shares of common stock, upon such employment termination. Upon any termination of employment during such twenty-four month period described in clause (i) or (ii) of the preceding sentence, any unvested portion of the Award shall be forfeited. Upon any termination of employment occurring after the end of such twenty-four month period, vesting and settlement of any remaining unvested portion of the Award shall be governed by Section 2 hereof.

(c)

Notwithstanding anything stated herein, the Plan or in the Navient Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the Navient Corporation Change in Control Severance Plan for Senior Officers.

4.

Taxes; Dividends.  The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3).  Dividends declared on an unvested Award will not be paid currently.  Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of the Corporation’s common stock (“Dividend Equivalents”).  Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject.  Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest and will be converted into shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash).

5.

Section 409A.  For purposes of Section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment.  The parties intend that all RSUs provided under this Agreement and shares issuable hereunder comply with or be exempt from the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated RSUs will not be settled by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion.  Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the RSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such RSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such RSUs during such six (6) month period will accrue and will not be settled until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), such RSUs will be settled.

6.

Clawback Provision.  Notwithstanding anything to the contrary herein, the Award shall be subject to any recoupment or clawback policy that is adopted by the Corporation, including any policy that is adopted after the Grant Date, or any recoupment or clawback policy that becomes applicable to the Corporation pursuant to any requirement of law or any exchange listing requirement, in either case to the extent provided therein.

7.

Securities Law Compliance.  The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of the Corporation’s common stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock.  The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

8.

Data Privacy.  As an essential term of this award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.  By accepting this award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”).  Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock.  Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the Plan.

9.

Electronic Delivery.  The Corporation may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means.  Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation (or its subsidiaries) and thereafter until withdrawn in writing by Grantee.

10.

Board Interpretation.  The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee concerning any questions arising under this Agreement or the Plan.

11.

No Right to Continued Employment.  Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

12.	Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.
13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
14.

Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Navient Corporation

Attn:  Human Resources, Equity Plan Administration

123 Justison Street

Wilmington, DE 19801

If to the Grantee, to (i) the last address maintained in the Corporation’s Human Resources files for the Grantee or (ii) the Grantee’s mail delivery code or place of work at the Corporation (or its subsidiaries).

15.

Plan Controls; Entire Agreement; Capitalized Terms.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan control, except as expressly stated otherwise herein.  This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.  Capitalized terms not defined herein shall have the meanings as described in the Plan.

16.

Miscellaneous.  In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.  The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.  The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement.  The Grantee is responsible for complying with all laws applicable to Grantee, including federal and state securities reporting laws.

NAVIENT CORPORATION

By:

Jack Remondi
President and Chief Executive Officer

Accepted by:

Date

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